Exhibit 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION TO THE SECURITIES ACT.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR ANY OTHER STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SUCH SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 2511, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE OR SUCH PROVISIONS OF THE CORPORATIONS CODE OF ANY SUCH OTHER STATE. THE RIGHTS OF THE HOLDER OF THIS WARRANT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

Void after

February 27, 2011

WARRANT TO PURCHASE SHARES

OF PREFERRED STOCK

of

SKINMEDICA, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS CERTIFIES THAT, for value received,                     , together with its permitted successors and assigns (“Holder”) is entitled, subject to the terms set forth below, to subscribe for and purchase shares of Series D Preferred Stock (the “Preferred Stock”) of SKINMEDICA, INC., a Delaware corporation (the “Company”), subject to adjustment as provided herein. This warrant and any warrant subsequently issued upon exchange or transfer hereof are hereinafter referred to collectively as the “Warrant.”

This Warrant is subject to the following terms and conditions:

1. Stock Purchase Agreement. This Warrant is issued in connection with that certain Series D Preferred Stock Purchase Agreement dated February 27, 2004 (the “Purchase Agreement”) by and among the Company and the persons listed on Schedule 1.1. thereto. All capitalized terms used but not defined in this Warrant shall have the meanings ascribed thereto in the Purchase Agreement.

2. Exercise of Warrant. The terms and conditions upon which this Warrant may be exercised, and the shares covered hereby may be purchased, are as follows:

2.1 Term. Subject to the terms hereof, this Warrant may be exercised at any time after the date hereof, or from time to time, in whole or in part; provided, however, that in no event may this Warrant be exercised (the “Exercise Date”) later than 5:00 p.m. (Pacific Time) on the close of business on February 27, 2011 (the “Exercise Period”).

2.2 Number of New Preferred Stock Shares. This Warrant may be exercised for              shares of Preferred Stock (the “New Preferred Stock Shares”), subject to adjustment as provided herein.

2.3 Exercise Price. The “Exercise Price” shall be equal to $2.39, subject to adjustment as provided herein.

2.4 Method of Exercise. Subject to the terms and conditions contained herein and while this Warrant remains outstanding and exercisable, from and after the date hereof, this Warrant is exercisable with respect to any or all New Preferred Stock Shares, at the option of Holder, upon surrender of this Warrant to the Company together with (a) a duly completed (i) Notice of Exercise, in the form attached hereto as Exhibit A, or (ii) Net Issue Election Notice, in the form attached hereto as Exhibit B and (b) payment of an amount equal to the Exercise Price multiplied by the number of New Preferred Stock Shares with respect to which this Warrant is being exercised as provided in Section 2.5 below. If Holder exercises this Warrant with respect to less than all of the New Preferred Stock Shares represented by this Warrant, the Company shall cancel this Warrant upon the surrender thereof and shall execute and deliver to Holder a new Warrant for the balance of such New Preferred Stock Shares.

2.5 Payment. Payment of the Exercise Price for the New Preferred Stock Shares with respect to which this Warrant is being exercised by Holder shall be made, at the option of Holder, (a) by delivery of cash payable by wire transfer of immediately available funds, (b) by the delivery of a cashier’s check or certified check, (c) by net issue election as set forth in Section 2.6 below, or (d) by any combination of (a) – (c).

2.6 Net Issue Election Holder may elect to receive, without payment by Holder of any additional consideration, New Preferred Stock Shares equal to the value of the “spread” on the New Preferred Stock Shares or any portion thereof by the surrender of the Warrant to the Company, together with a duly completed Net Issue Election Notice, in the form attached hereto as Exhibit B, at the principal office of the Company, in which event the Company shall issue to Holder such number of New Preferred Stock Shares as is computed using the following formula:

X = Y (A – B)

          A

Where:	X =	The number of New Preferred Stock Shares to be issued to Holder pursuant to the net issue election;

	Y =	The number of New Preferred Stock Shares in respect of which the net issue election is made;

	A =	The fair market value (as determined below) of one New Preferred Stock Shares at the time the net issue election is made;

	B =	The Exercise Price in effect under this Warrant as of the date of the net issue election.

For purposes of this Section 2.6, the fair market value of one New Preferred Stock Share as of a particular date shall be mutually determined in good faith by the Board of Directors of the Company. In the event the Holder disagrees with the Board of Directors’ determination of such fair market value, the Holder shall provide written notice thereof to the Company (the “Appraisal Notice”), and the valuation shall be made by an appraiser of recognized standing selected by the Company and the Holder or, if they cannot agree on an appraiser within twenty (20) days after delivery of the Appraisal Notice, each shall select an appraiser of recognized standing and the two (2) appraisers shall designate a third (3rd) appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Holder and the Company.

3. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of New Preferred Stock Shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

3.1 Conversion of New Preferred Stock Shares into Common Stock. Upon conversion of all of the issued and outstanding shares of the Company’s Preferred Stock into Common Stock (“Common Stock”), this Warrant shall be automatically exercisable only for such number of shares of Common Stock as Holder would have received had this Warrant been exercised in full for the New Preferred Stock Shares and then converted into Common Stock on the date all issued and outstanding shares of the Company’s Preferred Stock converted into Common Stock. The Exercise Price in effect immediately prior to such conversion shall, concurrently with the effectiveness of such conversion, be proportionally adjusted, and until such time as the Company has completed an initial public offering of its Common Stock, the adjusted Exercise Price shall be adjusted from to time to time in accordance with Article IV, Section 5(f) of the Company’s Restated Certificate of Incorporation in connection with any issuance or sale by the Company of any “Additional Shares of Common Stock” (as such term is defined in the Restated Certificate of Incorporation) at a price pr share less than the adjusted Exercise Price. Upon such conversion of the Preferred Stock into Common Stock, all references under this Warrant to New Preferred Stock Shares shall be deemed references to Common Stock.

3.2 Split, Subdivision or Combination. If the Company should at any time or from time to time fix a record date for (a) the effectuation of a split or subdivision of the outstanding New Preferred Stock Shares or (b) the determination of Holders of New Preferred Stock Shares entitled to receive a dividend or other distribution payable in additional New Preferred Stock Shares or other securities or rights convertible into, or entitling Holder thereof to receive directly or indirectly, additional New Preferred Stock Shares (hereinafter referred to as the “New Preferred Stock Equivalents”), without payment of any consideration by such holder for the additional New Preferred Stock Shares or New Preferred Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of New Preferred Stock Shares which this Warrant is exercisable for, if any, shall be appropriately increased in proportion to such increase of outstanding shares. Notwithstanding the foregoing, in any such case, the aggregate purchase price payable by Holder for the total number of New Preferred Stock Shares (as adjusted) shall remain the same.

3.3 Combination of Shares. If the number of New Preferred Stock Shares outstanding at any time after the date hereof is decreased by a combination of the outstanding New Preferred Stock Shares, the Exercise Price shall be appropriately increased and the number of New Preferred Stock Shares for which this Warrant is exercisable, if any, shall be appropriately decreased in proportion to such decrease in outstanding shares. Notwithstanding the foregoing, in any such case, the aggregate purchase price payable by Holder for the total number of New Preferred Stock Shares (as adjusted) shall remain the same.

3.4 Reclassification or Reorganization. If the New Preferred Stock Shares shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, conversion or combination of shares or stock dividend provided for in Sections 3.1, 3.2 and 3.3 above), then and in each such event Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of New Preferred Stock Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein. At the request of Holder, this Warrant will thereupon be cancelled and upon its surrender to the Company, the Company will execute and deliver at its expense a new Warrant reflecting the foregoing adjustment, but otherwise identical to the replaced Warrant.

3.5 Notice of Adjustments and Record Dates. The Company shall promptly notify Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of New Preferred Stock Shares issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based. In the event of any taking by the Company of a record of holders of New Preferred Stock Shares for the purpose of determining holders thereof who are entitled to receive any dividend or other distribution, the Company shall notify Holder in writing of such record date at least twenty (20) days prior to the date specified therein.

3.6 Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Equity Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of a fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of a New Preferred Stock Shares by such fraction.

3.7 Issue Tax. The issuance of certificates for the New Preferred Stock Shares upon exercise of this Warrant shall be made without charge to Holder for any issuance tax in respect thereof provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of Holder.

3.8 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that all shares of New Preferred Stock Shares as may be issued pursuant to the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

3.9 Anti-Dilution Adjustment. For the avoidance of doubt, if at any time after the date of issuance of this Warrant there is an adjustment to the Series D Conversion Price pursuant to the Company’s Restated Certificate of Incorporation, or if no Preferred Shares are then outstanding, there would have been an adjustment if any such shares were outstanding, then the New Preferred Stock Shares issued upon exercise of this Warrant shall receive the benefit of any such adjustment to the Series D Conversion Price upon the execution of this Warrant as if the holder thereof held the New Preferred Stock Shares issued upon exercise of this Warrant at the time of such adjustment.

4. Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense shall execute and deliver to Holder, in lieu thereof, a new Warrant of like tenor.

5. No Rights or Liability as a Stockholder. This Warrant does not entitle Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by Holder to purchase New Preferred Stock Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder as a shareholder of the Company.

6. Miscellaneous.

6.1 Limitations on Disposition.

6.1.1 Holder, by acceptance hereof, agrees to comply in all respects with the provisions of this Section 6.1. Holder agrees not to make any disposition of this Warrant or any New Preferred Stock Shares, unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 6.1 and the other provisions of this Warrant as if such transferee were the original Holder hereof, provided and to the extent such provisions are then applicable, and:

6.1.2 There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

6.1.3 (A) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Warrant and/or the New Preferred Stock Shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

6.2 Permitted Transfers. Notwithstanding the provisions of paragraphs 6.1.1, 6.1.2 and 6.1.3 above, (i) no such registration statement, prior consent or opinion of counsel shall be necessary for a transfer (A) by Holder if Holder is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or to the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants, including adopted children, or ancestors of such partner or his spouse, or (B) to an “affiliate” of Holder as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act, including, without limitation, a family trust or other estate vehicle of Holder or a member of Holder’s immediate family, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Holder hereunder, and (ii) no transferee shall be required, as a condition to any transfer of the Warrant or the New Preferred Stock Shares by Holder, to agree to be bound by this Section 6.2, if the transferee is acquiring the Warrant and/or New Preferred Stock Shares pursuant to a Registration Statement under the Securities Act or in a transaction made pursuant to Rule 144. Each new certificate evidencing the Warrant and/or New Preferred Stock Shares so transferred shall bear the appropriate restrictive legends, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Company, such legend is not required in order to establish or assist in compliance with any provisions of the Securities Act or any applicable state securities laws.

7. Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.

8. Notices. All notices and other communications under this Warrant shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by advance written notice to the other parties.

9. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

10. Amendments and Waivers. This Warrant may be amended and the observance of any other term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holder of this Warrant.

11. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.

[SIGNATURE PAGE FOLLOWS]

This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: February 27, 2004	SKINMEDICA, INC., a Delaware corporation

By:
Rex Bright, President and Chief Executive Officer

	Address:	5909 Sea Lion Place, Suite H
Carlsbad, CA 92008
Facsimile No.: (760) 448-3601

ACKNOWLEDGED AND AGREED:

By:
Name:
Title:

Address:

SKINMEDICA, INC.

SERIES D PREFERRED STOCK WARRANT

SIGNATURE PAGE

EXHIBIT A

FORM OF NOTICE OF EXERCISE

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder,              New Preferred Stock Shares (as defined in the attached Warrant)* of SKINMEDICA, INC., a Delaware corporation and herewith makes payment of $                 therefor and requests that the certificates for such shares be issued in the name of, and delivered to,                     , federal taxpayer identification number                 , whose address is                                     .

In exercising this Warrant, the undersigned hereby confirms and acknowledges that the                  New Preferred Stock Shares (as defined in the attached Warrant) are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and the undersigned will not offer, sell or otherwise dispose of any such New Preferred Stock Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of, and delivered to,                     , federal taxpayer identification number             , whose address is                                     .

Dated:

(Signature must conform to name of holder as specified on the face of the Warrant)

*	Insert here the number of shares as to which the Warrant is being exercised.

A-1

EXHIBIT B

FORM OF NET ISSUE ELECTION NOTICE

(To be signed only on net issue exercise of the Warrant)

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant with respect to                  New Preferred Stock Shares (as defined in the attached Warrant) of SKINMEDICA, INC., a Delaware corporation, pursuant to the net issue election provisions set forth in Section 2.6 of the Warrant and requests that the certificates for the number of New Preferred Stock Shares issuable pursuant to said Section 2.6 after application of the net issue election formula to such New Preferred Stock Shares be issued in the name of, and delivered to,                         , federal taxpayer identification number             , whose address is                                 .

In exercising this Warrant, the undersigned hereby confirms and acknowledges that the New Preferred Stock Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and the undersigned will not offer, sell or otherwise dispose of any such New Preferred Stock Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of, and delivered to,                         , federal taxpayer identification number             , whose address is                                                                      .

Dated:

(Signature must conform to name of holder as specified on the face of the Warrant)

B-1

Schedule to Exhibit 4.4:

The preceding form of Preferred Stock warrant was issued to the following entities and individuals in the following amounts listed below:

Name	Number of Shares
Perseus-Soros Biopharmaceutical Fund, LP	334,895
Apax Excelsior VI, L.P.	226,470
Apax Excelsior VI-A C.V.	18,499
Apax Excelsior VI-B C.V.	12,324
Patricof Private Investment Club III, L.P.	7,739
Domain Partners V, L.P.	258,916
DP V Associates, L.P.	6,116
St. Paul Venture Capital VI, LLC	89,305
Stephens Inc., Custodian for the James Gilstrap IRA	18,838
Hale Family Trust UTD 2/10/86	2,791
Jaffe Investment Group, LLC	6,309
Mark G. Rubin	1,668
The Bright Family Trust Dated February 28, 2003	279